UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number:  000-21788

DELTA AND PINE LAND COMPANY

 (Exact name of registrant as specified in its charter)

One Cotton Row
Scott, Mississippi 38772
(662) 742-4000

 (Address, including zip code, and telephone number, including area code, of Issuer’s principal executive offices)

Common Stock, $0.10 par value

(Description of class of securities)

None

 (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)                                                      [   ]                               Rule 12h-3(b)(1)(i)                                                      [X]
Rule 12g-4(a)(1)(ii)                                                     [   ]                               Rule 12h-3(b)(1)(ii)                                                     [   ]
Rule 12g-4(a)(2)(i)                                                      [   ]                               Rule 12h-3(b)(2)(i)                                                      [   ]
Rule 12g-4(a)(2)(ii)                                                     [   ]                               Rule 12h-3(b)(2)(ii)                                                     [   ]
      Rule 15d-6                                                                    [   ]

Approximate number of holders of record as of the certification or notice date:  1

Pursuant to the requirements of the Securities Exchange Act of 1934, Delta and Pine Land Company has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Dated:                      June 4, 2007

DELTA AND PINE LAND COMPANY

By: /s/ Kenneth M. Avery
Name: Kenneth M. Avery
Title:   Vice President - Chief Financial Officer andAssistant Secretary